Exhibit 4.3

SONENDO, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of October 26, 2018, by and among Sonendo, Inc., a Delaware corporation (the “Company”), and each of the persons listed on the attached Schedule A who become signatories to this Agreement (collectively, the “Investors”).

R E C I T A L S

A. The Company and certain of the Investors are parties to that certain Second Amended and Restated Investors’ Rights Agreement dated as of July 20, 2017 (the “Prior Agreement”).

B. In connection with the purchase and sale of shares of Series E Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”), of the Company pursuant to the terms of a Series E Preferred Stock Purchase Agreement dated October 26, 2018 by and among the Company and the Investors (as defined therein) party thereto (as may be amended from time to time, the “Purchase Agreement”), the Company and the other parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety.

C. The obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement.

THE PARTIES AGREE AS FOLLOWS:

SECTION 1. CERTAIN DEFINITIONS.

As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Affiliate” shall mean with respect to any Person, any Person which directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund, private equity fund or other pooled investment vehicle now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For the avoidance of doubt, DNA 07 Limited and Timwell Corporation Limited shall be deemed Affiliates for purposes of this Agreement.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(d) “Convertible Securities” shall mean the Company’s Series A-1 Preferred Stock, par value $0.001 per share (“Series A-1 Preferred Stock”), Series B Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), Series C Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”), Series C-1 Preferred Stock, par value $0.001 per share (“Series C-1 Preferred Stock”), Series D Preferred Stock, par value $0.001 per share (“Series D Preferred Stock”), and Series E Preferred Stock, par value $0.001 per share (“Series E Preferred Stock”).

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

(f) “Form S-3” shall mean Form S-3 issued by the Commission or any substantially similar form then in effect.

(g) “Holder” shall mean any holder of outstanding Registrable Securities, but only if such holder is an Investor or an assignee or transferee of Registrable Securities.

(h) “Initiating Holders” shall mean Holders who in the aggregate hold at least a majority of the Registrable Securities.

(i) “Major Holder” shall mean an Investor or transferees of such Investor who together with its Affiliates in the aggregate are Holders of not less than five percent (5%) of the combined voting power of the Preferred Stock.

(j) “Material Adverse Event” shall mean an occurrence having a consequence that either (a) is materially adverse as to the business, properties, prospects or financial condition of the Company or (b) is reasonably foreseeable, and if it were to occur might materially adversely affect the business, properties, prospects or financial condition of the Company.

(k) “Person” shall mean an individual, a corporation, a partnership, a trust or unincorporated organization or any other entity or organization.

(l) “Preferred Stock Directors” shall have the meaning set forth in the Restated Certificate.

(m) “Qualified Public Offering” shall have the meaning set forth in the Restated Certificate.

(n) The terms “Register”, “Registered” and “Registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (“Registration Statement”), and the declaration or ordering of the effectiveness of such Registration Statement.

(o) “Registrable Securities” shall mean (i) the Common Stock issuable or issued upon conversion of the Convertible Securities; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; (iii) any securities of the Company granted Registration rights pursuant to Section 3.7 of this Agreement and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold or transferred by a Person in a transaction in which the applicable rights under this Agreement are not assigned, and excluding for purposes of any shares for which Registration rights have terminated pursuant to Section 3.13 of this Agreement.

(p) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 3.1 or 3.2 of this Agreement, including, without limitation, all federal and state registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for the Company and one (1) special counsel for the Holders selected by the Holders holding a majority of the Registrable Securities to be registered (if different from the Company), blue sky fees and expenses, and the expense of any special audits incident to or required by any such Registration, but excludes underwriting discounts and commissions, stock transfer taxes and fees of any additional counsel to the selling stockholders, except as otherwise provided herein.

(q) “Restated Certificate” shall mean the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time).

(r) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

(s) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

(t) “Voting Agreement” shall mean that certain Fourth Amended and Restated Voting Agreement, dated as of the date hereof, by and among the Company, the Stockholders (as such term is used therein) and the Investors (as such term is used therein).

SECTION 2. COVENANTS OF THE COMPANY

2.1 Financial Statements and Reports to Stockholders; Budget.

The Company shall deliver to each Major Holder:

(a) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred eighty (180) days thereafter, an audited consolidated balance sheet of the Company as of the end of such year and audited consolidated statements of income, stockholders’ equity and cash flows for such year, which year-end financial reports shall be in reasonable detail and shall be accompanied by the opinion of independent public accountants of a nationally recognized standing selected by the Company.

(b) As soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of each such month and consolidated statements of income and cash flows for such month and for the current fiscal year to date, all prepared in accordance with GAAP.

(c) As soon as practicable following submission to and approval by the Board, but in no event later than the end of each fiscal year, a comprehensive operating budget forecasting the Company’s revenues, expenses, and cash position on a month-to-month basis for the next fiscal year, and promptly after prepared, any other budgets or revised budgets prepared by the Company.

(d) Promptly following the end of each fiscal quarter of the Company, an up-to-date capitalization table.

(e) Contemporaneously with delivery to holders of Common Stock or other securities of the Company, a copy of each report of the Company that the Company delivers to such holders of Common Stock or other securities of the Company.

2.2 Inspection.

The Company shall permit each Major Holder, at such Major Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by each such Major Holder; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide any information which it reasonably considers upon advice of counsel to be a trade secret or confidential information. The rights of a Major Holder under this Section 2.2 may not be assigned as part of such Major Holder’s sale of any of the Registrable Securities or Convertible Securities except with the consent of the Company, which consent shall not be unreasonably withheld.

2.3 Confidentiality.

Each Investor agrees and will cause any representative of the Investor to hold in confidence and trust and not use or disclose any information provided to or learned by it in connection with its rights under this Section 2, except that such Investor may disclose such information to (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) any general partner, limited partner, member, subsidiary or parent (and their respective representatives) of such Investor for the purpose of evaluating its investment in the Company as long as (a) such general partner, limited partner, member, subsidiary or parent is advised of the confidentiality provisions of this Section 2.3 and (b) such Investor uses its commercially reasonable best efforts to ensure that such general partner, limited partner, member, subsidiary or parent holds such information in confidence and trust and will not use or disclose any information provided to or learned by it except as required by law; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing or anything to the contrary herein, the Company acknowledges that the Investors may invest in, or have general knowledge with respect to, the industry in which the Company operates and the topics generally covered in information provided by the Company (including, without limitation, any confidential information). Neither the execution of this Agreement nor receipt of Company confidential information shall restrict or preclude such activities or use of such general knowledge.

2.4 Proprietary Information and Inventions Agreements.

The Company agrees to require each officer, each current employee of the Company and each employee hired by the Company after the date hereof to execute a non-disclosure and proprietary rights assignment agreement in a form reasonably acceptable to the each of the Preferred Stock Directors as a condition of employment or continued employment or engagement, as the case may be, unless otherwise approved by the Board.

2.5 Non-Competition and Non-Solicitation Agreements.

To the extent not prohibited by law, the Company agrees to require each officer, each current employee of the Company and each employee hired by the Company after the date hereof to execute a one-year non-competition and non-solicitation agreements in a form reasonably acceptable to each of the Preferred Stock Directors as a condition of employment or continued employment or engagement, as the case may be, unless otherwise approved by the Board.

2.6 Lock-Up and Drag Along Agreements.

The Company agrees that, until the time of the Company’s initial public offering of Common Stock pursuant to a Registration Statement, in the event that the Company enters into an agreement with any Person to issue shares of capital stock (or securities convertible or exercisable into shares of capital stock) to such Person, the Company agrees to include, as a condition to entering into such agreement, a market standoff or “lockup” language substantially the same as Section 3.9.

2.7 Voting Agreement.

The Company agrees that, until the time of the Company’s initial public offering of Common Stock pursuant to a Registration Statement, in the event that the Company (i) enters into an agreement with any Person to issue shares of capital stock to such Person, following which such Person shall hold Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged) or (ii) enters into an agreement with any Person with respect to the grant of restricted stock or stock options, then the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to the Voting Agreement.

2.8 Insurance.

Unless otherwise determined by the Board, the Company shall cause to be maintained a key man life insurance policy on Bjarne Bergheim in an amount designated by the Board, with the proceeds payable to the Company. The Company shall maintain directors’ and officers’ liability insurance (the “D & O Policy”) from financially sound and reputable insurers in an amount approved by the Board.

2.9 Additional Investment Opportunities. If General Atlantic (SOI), L.P. (“General Atlantic”) purchases at least Ten Million Dollars ($10,000,000) of Series E Preferred Stock pursuant to the Purchase Agreement, then General Atlantic and the other “Investors” who purchased Series E Preferred Stock pursuant to that certain Series E Preferred Stock Purchase Agreement dated July 20, 2017 by and among the Company, General Atlantic, and such other Investors (the “Other Existing Holders”) shall have the right to make additional investments in the Company as follows:

(a) June 2019 and December 2019 Options.

(i) June 2019 Option.

(1) At any time between June 14, 2019 and September 14, 2019, the Company may elect to hold a closing (the “June 2019 Financing”) at which General Atlantic, and each of the Other Existing Holders that has not failed to purchase its commitment of Series E Preferred Stock under the Purchase Agreement (the “Eligible Holders”), shall have a right, but not an obligation to invest in the Company an aggregate amount up to Seventeen Million Dollars ($17,000,000); provided that such amount shall be allocated (A) Thirteen Million Six Hundred Thousand Dollars ($13,600,000) to General Atlantic and (B) Three Million Four Hundred Thousand Dollars ($3,400,000) to the Eligible Holders pro rata according to the respective amounts of Series E Preferred Stock owned by the Eligible Holders. If the Company elects to hold the June 2019 Financing, the Company shall give written notice to General Atlantic and the Eligible Holders at least twenty (20) days in advance of the consummation thereof (the “June 2019 Financing Notice”). General Atlantic and the Eligible Holders shall exercise their investment right contemplated by this Section 2.9(a)(i)(1) (if at all) by giving written notice thereof (which such notice shall state the amount such Person elects to invest) to the Company no later than fifteen (15) days following the date of delivery of the June 2019 Financing Notice. The June 2019 Financing contemplated by this Section 2.9(a)(i)(1) will only be held if General Atlantic elects to exercise its investment right under this Section 2.9(a)(i)(1) and invests at least Ten Million Dollars ($10,000,000) in connection with the June 2019 Financing. The consummation of the June 2019 Financing shall occur promptly after the date, if any, as General Atlantic elects to exercise its investment right contemplated by this Section 2.9(a)(i)(1); provided that the consummation of the June 2019 Financing may be tolled to the extent necessary pending the receipt of any required regulatory or other governmental approvals.

(2) In the event the Company does not elect to hold the June 2019 Financing, General Atlantic shall have a right, but not an obligation, to elect, between September 16, 2019 and September 30, 2019 to hold the June 2019 Financing at which General Atlantic will invest an amount equal to at least Ten Million Dollars ($10,000,000) but not to exceed Thirteen Million Six Hundred Thousand Dollars ($13,600,000), and the Eligible Holders shall have the right, but not the obligation, to invest up to Three Million Four Hundred Thousand Dollars ($3,400,000) pro rata according to the respective amounts of Series E Preferred Stock owned by the Eligible Holders. The consummation of the June 2019 Financing contemplated by this Section 2.9(a)(i)(2) shall occur promptly after the date, if any, as General Atlantic elects to hold the June 2019 Financing, but in no event later than October 15, 2019; provided that the consummation of the June 2019 Financing may be tolled to the extent necessary pending the receipt of any required regulatory or other governmental approvals. Notwithstanding the foregoing, General Atlantic shall have no right to elect to hold the June 2019 Financing if the Company has filed a Form S-1 Registration Statement for a firmly underwritten public offering of the Company’s Common Stock; provided that if the Company does not consummate such public offering within three (3) months of the filing of such registration statement, General Atlantic shall again have the right to elect, within fourteen (14) days after the expiration of such three- (3-) month period, to hold the June 2019 Financing in accordance with this Section 2.9(a)(i)(2).

(ii) December 2019 Option.

(1) At any time between December 2, 2019 and March 4, 2020, the Company may elect to hold a closing (the “December 2019 Financing”) at which General Atlantic and each of the Eligible Holders shall have a right, but not an obligation, to invest in the Company an aggregate amount up to Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000); provided that such amount shall be allocated (A) Eighteen Million Dollars ($18,000,000) to General Atlantic and (B) Four Million Five Hundred Thousand Dollars ($4,500,000) to the Eligible Holders pro rata according to the respective amounts of Series E Preferred Stock owned by the Eligible Holders. If the Company elects to hold the December 2019 Financing, the Company shall give written notice to General Atlantic and the Eligible Holders at least twenty (20) days in advance of the consummation thereof (the “December 2019 Financing Notice”). General Atlantic and the Eligible Holders shall exercise their investment right contemplated by this Section 2.9(a)(ii)(1) (if at all) by giving written notice thereof (which such notice shall state the amount such Person elects to invest) to the Company no later than fifteen (15) days following the date of delivery of the December 2019 Financing Notice. The December 2019 Financing contemplated by this Section 2.9(a)(ii)(1) will only be held if General Atlantic elects to exercise its investment right contemplated by this Section 2.9(a)(ii)(1) and invests at least Ten Million Dollars ($10,000,000) in connection with the December 2019 Financing. The consummation of the December 2019 Financing shall occur promptly after the date, if any, as General Atlantic elects to exercise its investment right contemplated by this Section 2.9(a)(ii)(1); provided that the consummation of the December 2019 Financing may be tolled to the extent necessary pending the receipt of any required regulatory or other governmental approvals.

(2) In the event the Company does not elect to hold the December 2019 Financing, General Atlantic shall have a right, but not an obligation, to elect, between March 5, 2020 and March 19, 2020, to hold the December 2019 Financing at which General Atlantic will invest an amount equal to at least Ten Million Dollars ($10,000,000) but not to exceed Eighteen Million Dollars ($18,000,000), and the Eligible Holders shall have the right, but not the obligation, to invest up to Four Million Five Hundred Thousand Dollars ($4,500,000) pro rata according to the respective amounts of Series E Preferred Stock owned by the Eligible Holders. The consummation of the December 2019 Financing contemplated by this Section 2.9(a)(ii)(2) shall occur promptly after the date, if any, as General Atlantic elects to hold the December 2019 Financing, but in no event later than April 3, 2020; provided that the consummation of the December 2019 Financing may be tolled to the extent necessary pending the receipt of any required regulatory or other governmental approvals. Notwithstanding the foregoing, General Atlantic shall have no right to elect to hold the December 2019 Financing if the Company has filed a Form S-1 Registration Statement for a firmly underwritten public offering of the Company’s Common Stock; provided that if the Company does not consummate such public offering within three (3) months of the filing of such registration statement, General Atlantic shall again have the right to elect, within fourteen (14) days after the expiration of such three- (3-) month period to hold the December 2019 Financing in accordance with this Section 2.9(a)(ii)(2).

(iii) The rights of investment in favor of General Atlantic and the Eligible Holders set forth in Sections 2.9(a)(i) and 2.9(a)(ii) above shall be for additional shares of Series E Preferred at a price of Eleven Dollars ($11.00) per share (subject to adjustment for splits, combinations, stock dividends, recapitalizations and similar transactions) and shall be effectuated pursuant to customary documentation reasonably acceptable to General Atlantic and the Company.

(iv) If General Atlantic or any Eligible Holder elects, in connection with either the June 2019 Financing or the December 2019 Financing (each, a “2019 Financing”), as the case may be, to invest the full amount which General Atlantic or such Eligible Holder may be entitled to invest pursuant to Section 2.9(a)(i) or Section 2.9(a)(ii), as applicable (each an “Electing Investor”, which term shall include General Atlantic to the extent General Atlantic invests the full amount it is entitled to invest in the applicable 2019 Financing), then such Electing Investor shall have a right of overinvestment such that if General Atlantic or any Eligible Holder fails to invest the full amount which General Atlantic or such Eligible Holder is entitled to invest in connection with such 2019 Financing (the “Option Amount”), such Electing Investor may invest its pro rata share, based on the respective amounts of Series E Preferred Stock owned by all Electing Investors, of the Option Amount which General Atlantic or any Eligible Holder did not invest.

(b) Incremental Options. If, at any time prior to July 20, 2019 (the “Incremental Investment Period”), the Board deems it necessary to raise additional capital through one or more privately placed bona fide equity offerings for capital raising purposes, then, with respect to all such equity offerings up to Fifty Million Dollars ($50,000,000) in the aggregate, the Company shall give written notice thereof (the “Incremental Offering Notice”) to General Atlantic and the Other Existing Holders at least twenty (20) days in advance of the consummation thereof. Following delivery of an Incremental Offering Notice in respect of an equity offering, General Atlantic and the Other Existing Holders shall have a right, but not an obligation, to invest in such equity offering (prior to any investment by any other Person), with such right allocated among General Atlantic and the Other Existing Holders eighty percent (80%) to General Atlantic and twenty percent (20%) to the Other Existing Holders pro rata according to the respective amounts of Series E Preferred Stock owned by such other holders (the “Series E Option Allocation”). The foregoing right of investment in favor of General Atlantic and the Other Existing Holders shall be for a new series of convertible preferred stock having substantially similar rights, privileges and preferences as, and pari passu with, the Series E Preferred Stock and shall be effectuated pursuant to customary documentation reasonably acceptable to General Atlantic and the Company; provided, however, that the Board shall determine the price per share in good faith and after reasonable consultation with General

Atlantic, and such price shall be no greater than one and three-quarters (1.75) times the Series E Original Issue Price (as defined in the Restated Certificate and subject to the adjustments therein contained) then in effect. If the Company delivers to General Atlantic and the Other Existing Holders an Incremental Offering Notice within the Incremental Investment Period, General Atlantic and the Other Existing Holders shall exercise their investment right (if at all) by giving written notice thereof to the Company no later than fifteen (15) days after the Incremental Offering Notice is delivered pursuant to the terms of this Agreement, and the consummation of the additional investment contemplated by this Section 2.9(b) shall occur promptly thereafter. If General Atlantic or any Other Existing Holder does not exercise its right during such fifteen (15) day period, such right shall terminate and be of no further force or effect with respect to General Atlantic or such Other Existing Holder, as applicable. The Incremental Investment Period and the consummation of such additional investment may be tolled to the extent necessary pending the receipt of any required regulatory or other governmental approvals.

(c) The parties hereto understand and agree that to the extent General Atlantic does not exercise its rights set forth in Section 2.9(b) with respect to an Incremental Offering Notice, the rights of the Major Holders under Section 4 of this Agreement, to the extent applicable, shall apply to any sale of New Securities. The rights in favor of General Atlantic and the Other Existing Holders under this Section 2.9 may not be transferred, with or without the transfer of the related equity securities of the Company beneficially owned by General Atlantic or Other Existing Holders, to any person or entity, other than an Affiliated private equity fund or pooled investment vehicle of General Atlantic or such Other Existing Holder, as applicable.

2.10 Termination of Covenants.

The covenants of the Company set forth in this Section 2, other than with respect to Section 2.3, shall be terminated and be of no further force or effect upon the earlier of (a) immediately prior to the consummation of a Qualified Public Offering and (b) the date when no shares of Registrable Securities or Convertible Securities shall be outstanding.

SECTION 3. REGISTRATION RIGHTS

3.1 Demand Registration.

(a) Request for Registration on Form other than Form S-3.

Subject to the terms of this Agreement, in the event that the Company shall receive from the Initiating Holders at any time after the earlier of (a) July 19, 2020 and (b) six (6) months after the effective date of the Company’s initial public offering of shares of Common Stock under a Registration Statement, a written request that the Company effect any Registration with respect to all or a part of the Registrable Securities on a form other than Form S-3 for an offering the reasonably anticipated aggregate net offering proceeds of which shall be no less than Ten Million Dollars ($10,000,000), the Company shall (i) promptly, and in any event within ten (10) days, give written notice of the proposed Registration to all other Holders and shall (ii) as soon as practicable, and in any event within sixty (60) days, file the Registration Statement and use its reasonable best efforts to effect Registration of the Registrable Securities specified in such request, together with any Registrable Securities of any Holder joining in such request as are specified in a written request given within thirty (30) days after written notice from the Company. The Company shall not be obligated to take any action to effect any such Registration pursuant to this Section 3.1(a) (i) within six (6) months of the effective date of a Registration initiated by the Company or (ii) after the Company has effected three (3) such Registrations pursuant to this Section 3.1(a) and such Registrations have been declared effective.

(b) Right of Deferral of Registration on Form other than Form S-3.

If the Company shall furnish to all such Holders who joined in the request a certificate signed by the President of the Company stating that, in the good faith judgment of the Board, it would be seriously detrimental to the Company for any Registration to be effected as requested under Section 3.1(a), the Company shall have the right to defer the filing of a Registration Statement with respect to such offering for a period of not more than sixty (60) days from delivery of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12)-month period.

(c) Request for Registration on Form S-3.

(i) Subject to the terms of this Agreement, in the event that the Company receives from one or more Holders of Registrable Securities, a written request that the Company effect any Registration on Form S-3 (or any successor form to Form S-3 regardless of its designation), including a Registration covering the sale or distribution of Registrable Securities from time to time by the Holders on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (a “Shelf Registration Statement”), at a time when the Company is eligible to Register securities on Form S-3 (or any successor form to Form S-3 regardless of its designation), the Company will promptly, and in any event within ten (10) days, give written notice of the proposed Registration to all the Holders and will as soon as practicable, and in any event within thirty (30) days, file the Registration Statement and use its best efforts to effect Registration of the Registrable Securities specified in such request, together with all or such portion of the Registrable Securities of any Holder joining in such request as are specified in a written request delivered to the Company within twenty (20) days after written notice from the Company of the proposed Registration. There shall be no limit to the number of occasions on which the Company shall be obligated to effect Registration under this Section 3.1(c), but the Company shall not be required to effect more than two (2) such Registrations hereunder in any twelve (12)-month period.

(ii) In the event that a Shelf Registration Statement is effective, any Holder covered by such Shelf Registration Statement shall have the right at any time or from time to time to elect to sell pursuant to an offering (including an underwritten offering) Registrable Securities available for sale pursuant to such registration statement (“Shelf Registrable Securities”), so long as the Shelf Registration Statement remains in effect, and the Company shall pay all Registration Expenses in connection therewith; provided, that such offering of Shelf Registrable Securities would have an anticipated offering price of at least One Million Dollars ($1,000,000) in the good faith discretion of the Holders. A Holder shall make such election by delivering to the Company a written notice (a “Shelf Offering Notice”) with respect to such offering specifying the number of Shelf Registrable Securities that the holders desire to sell pursuant to such offering (the “Shelf Offering”). As promptly as practicable, but no later than two business days after receipt of a Shelf Offering Notice, the Company shall give written notice of such Shelf Offering Notice to all other holders of Shelf Registrable Securities. The Company, subject to Sections 3.1(e)(iv), shall include in such Shelf Offering the Shelf Registrable Securities of any other holder of Shelf Registrable Securities that shall have made a written request to the Company for inclusion in such Shelf Offering (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such holder) within seven days after the receipt of the Shelf Offering Notice. The Company shall, as expeditiously as possible (and in any event within twenty (20) days after the receipt of a Shelf Offering Notice) use its reasonable best efforts to facilitate such Shelf Offering. Each Holder agrees that such Holder shall treat as confidential the Shelf Offering Notice and shall not disclose or use the information contained in the Company’s notice regarding the Shelf Offering Notice without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.

(iii) Notwithstanding the foregoing, if a Holder wishes to engage in an underwritten block trade off of a Shelf Registration Statement (either through filing an automatic Shelf Registration Statement or through a take-down from an already existing Shelf Registration Statement), the Company and the other Holders will reasonably cooperate to effect the block trade as soon as practicable and in accordance with market customs.

(d) Registration of Other Securities in Demand Registration.

Any Registration Statement filed pursuant to the request of the Initiating Holders under Section 3.1(a) may, subject to the provisions of Section 3.1(e), include securities of the Company other than Registrable Securities.

(e) Underwriting in Demand Registration.

(i) Notice of Underwriting.

If the Initiating Holders or requesting Holders under Section 3.1(c) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company, as a part of their request made pursuant to this Section 3.1, and the Company shall include such information in the written notice referred to in Section 3.1(a) or 3.1(c). The right of any Holder to Registration pursuant to Section 3 shall be conditioned upon such Holder’s agreement to participate in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting.

(ii) Inclusion of other Holders in Demand Registration.

If the Company, officers or directors of the Company holding Common Stock other than Registrable Securities or other holders of securities issued by the Company other than Registrable Securities, request inclusion in such Registration, the Initiating Holders, to the extent they deem advisable and consistent with the goals of such Registration, shall, on behalf of all Holders, offer to any or all of the Company, such officers or directors and such holders of securities other than Registrable Securities that such securities other than Registrable Securities be included in the underwriting and may condition such offer on the acceptance by such persons of the terms of this Section 3.1.

(iii) Selection of Underwriter in Demand Registration.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement with the representative (“Underwriter’s Representative”) of the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being Registered by the Initiating Holders or the requesting Holders, as the case may be, and agreed to by the Company.

(iv) Marketing Limitation in Demand Registration and Shelf Offering.

In the event of an underwritten offering pursuant to Section 3.1(a) or Section 3.1(c) the Underwriter’s Representative advises the Initiating Holders in writing that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, then (i) first the securities other than Registrable Securities and (ii) next the securities requested to be registered by the Company, shall be excluded from such Registration to the extent required by such limitation. If a limitation of the number of shares is still required, the Company shall so advise all Holders that have requested to sell Registrable Securities in such offering and the number of Registrable Securities that may be included in the Registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities owned by such Holders at the time of filing the Registration Statement. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 3.1(e)(iv) shall be included in such Registration Statement. To facilitate the allocation of shares in accordance with the above provisions, the Company or the Underwriter’s Representative may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(v) Right of Withdrawal in Demand Registration.

If any Holder of Registrable Securities, or a holder of other securities entitled (upon request) to be included in such Registration, disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders delivered at least seven (7) days prior to the effective date of the Registration Statement. If shares are so withdrawn from the Registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 3.1(e)(iv), the Company shall then offer to all persons who have retained the right to include securities in the Registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion, in the manner set forth above in Section 3.1(e)(iv). Any remaining securities so withdrawn shall also be withdrawn from the Registration Statement.

(f) Blue Sky in Demand Registration.

In the event of any Registration pursuant to Section 3.1, the Company will exercise its reasonable best efforts to register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of such securities; provided, however, that (i) the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, and (ii) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling stockholders, such expenses shall be payable pro rata by selling stockholders.

3.2 Piggyback Registration.

(a) Notice of Piggyback Registration and Inclusion of Registrable Securities.

Subject to the terms of this Agreement, in the event the Company decides to Register any of its Common Stock (either for its own account or the account of a security holder or holders, but excluding any registration solely in connection with an employee benefit or stock ownership plan) on a form that would be suitable for a Registration involving solely Registrable Securities, the Company will: (i) promptly give each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws) and (ii) include in such Registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to the Company by any Holder within fifteen (15) days after delivery of such written notice from the Company.

(b) Underwriting in Piggyback Registration.

(i) Notice of Underwriting in Piggyback Registration.

If the Registration of which the Company gives notice pursuant to Section 3.2(a) is for a Registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3.2(a). In such event the right of any Holder to Registration shall be conditioned upon such underwriting and the inclusion of such Holder’s Registrable Securities in such underwriting to the extent provided in this Section 3. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement with the Underwriter’s Representative for such offering. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 3.2.

(ii) Marketing Limitation in Piggyback Registration.

In the event the Underwriter’s Representative advises the Holders seeking Registration of Registrable Securities pursuant to Section 3.2 in writing that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, the Underwriter’s Representative (subject to the allocation priority set forth in Section 3.2(b)(iii)) may:

(A)	in the case of the Company’s initial Registered public offering, exclude some or all Registrable Securities from such Registration and underwriting; and

(B)

in the case of any subsequent registered public offering, limit the number of shares of Registrable Securities to be included in such Registration and underwriting to not less than twenty five percent (25%) of the total number of securities included in such offering.

(iii) Allocation of Shares in Piggyback Registration.

In the event that the Underwriter’s Representative limits the number of shares to be included in a Registration pursuant to Section 3.2(b)(ii), the number of shares to be included in such Registration shall be allocated (subject to Section 3.2(b)(ii)) in the following manner: The number of shares, if any, that may be included in the Registration and underwriting by selling stockholders shall first be allocated among all the requesting Holders pro rata according to the respective amounts of Registrable Securities owned by such requesting Holders and then among all other holders of securities other than Registrable Securities requesting and legally entitled to include shares in such Registration, in proportion, as nearly as practicable, to the respective amounts of securities (including Registrable Securities) that such Holders and such other holders would otherwise be entitled to include in such Registration. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 3.2(b)(iii) shall be included in the Registration Statement. To facilitate the allocation of shares in accordance with the above provisions, the Company or the Underwriter’s Representative may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(iv) Withdrawal in Piggyback Registration.

If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter delivered at least the later of seven (7) days prior to the effective date of the Registration Statement and seven (7) days after receipt by such Holder of the terms of such underwriting. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such Registration.

(c) Blue Sky in Piggyback Registration.

In the event of any Registration of Registrable Securities pursuant to Section 3.2, the Company will exercise its best efforts to Register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of such securities; provided, however, that (i) the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, and (ii) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling stockholders, such expenses shall be payable pro rata by selling stockholders.

3.3 Expenses of Registration.

All Registration Expenses incurred in connection with three (3) Registrations pursuant to Section 3.1(a), all Registrations pursuant to Section 3.1(c) (Form S-3) and all Registrations pursuant to Section 3.2 shall be borne by the Company, regardless of whether the Holders have sold any securities in such offering. All Registration Expenses incurred in connection with any other registration, qualification or compliance shall be apportioned among the Holders and other holders of the securities so registered on the basis of the number of shares so registered. Notwithstanding the above, the Company shall not be required to pay for any expenses of any Registration proceeding begun pursuant to Section 3.1 if the Registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be Registered (which Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to demand one of their Registrations pursuant to Section 3.1; provided further, however, that if at the time of such withdrawal, the Holders have learned of a Material Adverse Event not known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such Material Adverse Event, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 3.1. All Selling Expenses shall be borne by the respective holders of the securities Registered pro rata on the basis of the number of shares registered on their behalf.

3.4 Registration Procedures.

The Company will keep each Holder whose Registrable Securities are included in any Registration pursuant to this Agreement advised as to the initiation and completion of such Registration. At its expense the Company will: (a) use its best efforts to keep such Registration effective for a period of one hundred and twenty days (120) (or in the case of a Shelf Registration Statement, three (3) years) or until the Holder or Holders have completed the distribution described in the Registration Statement relating thereto, whichever first occurs; (b) prepare and file with the Commission such amendments and supplements to such Registration Statement, and the prospectus used in connection with such Registration Statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such Registration Statement; (c) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering; (d) use its commercially reasonable efforts to cause all such Registrable Securities covered by such Registration Statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed; (e) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such Registration; (f) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith; and (g) furnish such number of prospectuses (including preliminary prospectuses) and other documents as a Holder from time to time may reasonably request.

The Company will notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing.

3.5 Information Furnished by Holder.

It shall be a condition precedent of the Company’s obligations under this Agreement that each Holder of Registrable Securities included in any Registration furnish to the Company such information regarding such Holder and the distribution proposed by such Holder or Holders as the Company may reasonably request.

3.6 Indemnification.

(a) Company’s Indemnification of Holders.

To the extent permitted by law, the Company will indemnify each Holder, each of its officers, directors and constituent partners, legal counsel for the Holders, and each person controlling such Holder, with respect to which Registration, qualification or compliance of Registrable Securities has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages or liabilities (or actions in respect thereof) to the extent such claims, losses, damages or liabilities arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related Registration Statement) incident to any such Registration, qualification or compliance, or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, qualification or compliance; and the Company will reimburse each such Holder, each such underwriter and each person who controls any such Holder or underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the indemnity contained in this Section 3.6(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if settlement is effected without the consent of the Company (which consent shall not unreasonably be withheld); and provided, further, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon any untrue statement or omission based upon written information furnished to the Company by such Holder, underwriter, or controlling person and expressly stated to be for use in connection with the offering of securities of the Company.

(b) Holder’s Indemnification of Company.

To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such Registration, qualification or compliance is being effected pursuant to this Agreement, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company’s securities covered by such a Registration Statement, each person who controls the Company or such underwriter within the meaning of the Securities Act, and each other such Holder, each of its officers, directors and constituent partners and each person controlling such other Holder, against all claims, losses, damages or liabilities (or actions in respect thereof) to the extent that such claims, losses, damages or liabilities (or actions in respect thereof) arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such Registration; and will reimburse the Company, such Holders, such directors, officers, partners, persons, law and accounting firms, underwriters or control persons for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use in connection with the offering of securities of the Company, provided, however, that each Holder’s liability under this Section 3.6(b) shall be several, and not joint with other Holders, and shall not exceed such Holder’s proceeds from the offering of securities made in connection with such Registration.

(c) Indemnification Procedure.

Promptly after receipt by an indemnified party under this Section 3.6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 3.6, notify the indemnifying party in writing of the commencement thereof and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such claim; provided, however, that the indemnifying party shall be entitled to select counsel for the defense of such claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld; provided further, however, that if either party reasonably determines that there may be a conflict between the position of the indemnifying party and the indemnified party in conducting the defense of such action, suit or proceeding by reason of recognized claims for indemnity under this Section 3.6, then counsel for such party shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interest of such party. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 3.6, but the omission so to notify the indemnifying party will not relieve such party of any liability that such party may have to any indemnified party otherwise other than under this Section 3.6.

(d) Contribution.

To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 3.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 3.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 3.6, then, and in each such case, such parties will contribute to the aggregate claims, losses, damages or liabilities (or actions in respect thereof) to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such claim, loss, damage or liability, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 3.6(d), when combined with the amounts paid or payable by such Holder pursuant to Section 3.6(b), exceed such Holder’s proceeds from the offering of securities made in connection with such Registration, except in the case of willful misconduct or fraud by such Holder.

3.7 Limitations on Registration Rights Granted to Other Securities.

From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company providing for the granting to such holder of any information or Registration rights, except that, with the consent of the Holders of a majority of the Registrable Securities then outstanding, additional holders may be added as parties to this Agreement with regard to any or all securities of the Company held by them. Any such additional parties shall execute a counterpart of this Agreement, and upon execution by such additional parties and by the Company, shall be considered an Investor for all purposes of this Agreement. The additional parties and the additional Registrable Securities shall be identified in an amendment to Schedule A hereto.

3.8 Transfer of Rights.

The rights to information under Section 2 and the right to cause the Company to Register securities granted by the Company to the Investors under Sections 3.1 and 3.2 may be assigned by any Holder to a transferee or assignee of any Convertible Securities or Registrable Securities acquiring at least five percent (5%) of the outstanding Registrable Securities on an as-converted to Common Stock basis, or all (whichever is lesser) of such Holder’s Registrable Securities (equitably adjusted for all stock splits, subdivisions, stock dividends, combinations and the like); provided, however, that (i) the Company must receive prompt written notice prior to the time of said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such rights are being assigned, (ii) the transferee or assignee of such rights must not be a person deemed by the Board, in its best judgment, to be a competitor or potential competitor of the Company and (iii) the transferee agrees to be bound by the terms and conditions of this Agreement. Notwithstanding the limitation set forth in the foregoing sentence respecting the minimum number of Registrable Securities which must be transferred, (a) any Holder which is a partnership, limited liability company or corporation may transfer such Holder’s rights (1) to entities affiliated directly or indirectly with such partnership, the manager of such limited liability company, such limited liability company or such corporation, (2) any partner (or retired or incoming partner), member (or retired member) or stockholder of such partnership, limited liability company or corporation, respectively, (3) the spouse, siblings, lineal descendants or ancestors of any such partner (or retired partner), member (or retired member) or stockholder, (4) the estate of any such partner (or retired partner), member (or retired member) or stockholder and (5) any custodian or trustee for the benefit of any such partner (or retired partner), member (or retired member) or stockholder, as the case may be, (b) any Holder which is a natural person may transfer such Holder’s rights to any immediate family member or to any trust created for the benefit of such Holder or his or her immediate family members, and (c) any Holder that holds shares in its capacity as trustee, manager or custodian of a trust may transfer such Holder’s Registration rights to a replacement trustee, manager or custodian of the relevant trust, subject in each case to such transferee’s agreeing to be bound by the rights and restrictions of this Agreement and without restriction as to the number or percentage of shares acquired by any such transferee. The rights under Sections 2, 3.1 and 3.2 may be assigned by an Investor only as provided in this Section 3.8.

3.9 Market Stand-off.

If requested in writing by the underwriters for the initial Qualified Public Offering, each holder of Registrable Securities who is a party to this Agreement shall agree not to sell publicly any shares of Registrable Securities or any other securities of the Company (other than shares of Registrable Securities or other securities of the Company being registered in such offering), without the consent of such underwriters, for a period of not more than one hundred eighty (180 days) following the effective date of the registration statement relating to the initial Qualified Public Offering; provided, however, that the Company shall use commercially reasonable efforts to convince such managing underwriters to allow for alternative means of liquidity for the holders if, in the opinion of such managing underwriters, such liquidity can be provided without an adverse impact on such initial Qualified Public Offering; and, provided, further, however, that all persons entitled to Registration rights with respect to shares of Common Stock who are not parties to this Agreement, all other persons selling shares of Common Stock in such offering, all executive officers and directors of the Company and all stockholders holding greater than one percent (1%) of the Company shall also have agreed not to sell publicly their Common Stock under the circumstances and pursuant to the terms set forth in this Section. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

3.10 No-Action Letter or Opinion of Counsel in Lieu of Registration; Conversion of Preferred Stock.

Notwithstanding anything else in this Agreement, if the Company shall have obtained from the Commission a “no-action” letter in which the Commission has indicated that it will take no action if, without Registration under the Securities Act, any Holder disposes of Registrable Securities covered by any request for Registration made under this Agreement in the specific manner in which such Holder proposes to dispose of the Registrable Securities included in such request (such as including, without limitation, the inclusion of such Registrable Securities in an underwriting initiated by either the Company or the Holders), or if in the opinion of counsel for the Company concurred in by counsel for such Holder, which concurrence shall not be unreasonably withheld, no Registration under the Securities Act is required in connection with such disposition, the shares included in such request shall not be eligible for Registration under this Agreement; provided, however, that any Registrable Securities not so disposed of shall be eligible for Registration in accordance with the terms of this Agreement with respect to other proposed dispositions to which this Section 3.10 does not apply. The Registration rights of the Holders of Convertible Securities set forth in this Agreement are conditioned upon the conversion of the Convertible Securities with respect to which Registration is sought into Common Stock prior to the effective date of the Registration Statement.

3.11 Sale of Preferred Stock to Underwriter.

Notwithstanding any provision in this Agreement to the contrary, in lieu of converting any Convertible Securities prior to the filing of any Registration Statement filed pursuant to this Agreement, the holder of such Convertible Securities may sell such Convertible Securities to the underwriters of the offering being Registered upon the undertaking of such underwriters to convert the Convertible Securities on or prior to the closing date of the offering. The Company agrees to cause the Common Stock issuable on the conversion of the Convertible Securities to be issued within such time period as will permit the underwriters to make and complete the distribution contemplated by the underwriting.

3.12 Rule 144 Requirements.

With a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in Rule 144, at all times after the effective date of the Registration Statement filed by the Company for the initial public offering;

(b) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the initial public offering), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission that permits the selling of any such securities without Registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

3.13 Termination of Company Agreements.

The Registration rights set forth in Sections 3.1 and 3.2 shall terminate five (5) years after consummation of a Qualified Public Offering or, as to any Holder, at any time following the consummation of a Qualified Public Offering, when such Holder is entitled to sell all of such Investor’s Registrable Securities pursuant to Rule 144 of the Securities Act without any limitations as to volume or manner of sale.

SECTION 4. RIGHT OF FIRST REFUSAL

4.1 Right of First Refusal.

(a) Subject to subsection (b) of this Section 4.1 and Section 4.2 through Section 4.8 hereof, the Company hereby grants to each Major Holder the right of first refusal to purchase such Investor’s pro rata share of New Securities (as defined in Section 4.2) that the Company may from time to time propose to sell and issue (the “Right of First Refusal”). For purposes of the Right of First Refusal, an Investor’s pro rata share (the “Pro Rata Share”) shall be equal to that number or amount of New Securities to be sold minus all New Securities (if any) agreed to be purchased by General Atlantic pursuant to Section 4.1(b) below, multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon the conversion of all Convertible Securities owned by such Investor (and without taking into account any unexercised options or warrants) and the denominator of which shall be the total number of shares of the Company’s Common Stock issuable upon the conversion of all Convertible Securities held by the Investors (including, for the avoidance of doubt, shares held by General Atlantic, in the event that General Atlantic also exercises its rights under Section 4.1(b) below with respect to such offering) deemed to be outstanding (and without taking into account any unexercised options or warrants). Notwithstanding the foregoing, any Investor may, at the time it accepts the Company’s offer, subscribe to purchase any or all of the New Securities offered (“Oversubscription Securities”) that may be available as a result of the rejection, or partial rejection, of the offer by other Investors; provided, however, that, so long as General Atlantic’s rights under Section 4.1(b) below have not terminated, any allocation of Oversubscription Securities shall first be allocated to General Atlantic as set forth in Section 4.1(b) below with any remaining Oversubscription Securities being allocated among those other Investors who so subscribe to purchase Oversubscription Securities. All such remaining Oversubscription Securities shall be allocated among those Investors subscribing to purchase them in proportion to the number of shares of Common Stock issuable upon conversion of all Convertible Securities held by each such Investor relative to the number of shares of Common Stock issuable upon conversion of all Convertible Securities held by all Investors subscribing to purchase the remaining Oversubscription Securities.

(b) Notwithstanding subsection (a) of this Section 4.1, prior to the Company’s initial public offering, General Atlantic shall have the right (but not the obligation) to purchase up to fifty percent (50%) of any New Securities until such time as General Atlantic has invested One Hundred Million Dollars ($100,000,000) in aggregate capital in the Company (including its purchase of shares of Series E Preferred Stock and any securities acquired pursuant to Section 2.9 of this Agreement), following which it will have the right to acquire its Pro Rata Share of any offering of New Securities pursuant to subsection (a) of this Section 4.1. Any allocations of New Securities made pursuant to subsection (a) of this Section 4.1 shall be made after taking into account funds elected to be invested by General Atlantic pursuant to this subsection (b). If (i) with respect to the first offering of New Securities with a value in excess of Twenty Million Dollars ($20,000,000) which is subsequently consummated on the offered terms within ninety (90) days in accordance with Section 4.5, General Atlantic does not elect to acquire fifty percent (50%) of the New Securities in such offering or (ii) General Atlantic fails to purchase at least Ten Million Dollars ($10,000,000) of Series E Preferred Stock pursuant to the Purchase Agreement, the rights of General Atlantic specified in this subsection (b) shall terminate and be of no further force or effect. For the avoidance of doubt, General Atlantic’s failure to exercise its rights in Section 2.9(b) above shall not affect its rights in this subsection (b).

4.2 Definition of New Securities.

“New Securities” shall mean any shares of Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options, or warrants to purchase such shares of Common Stock or Preferred Stock, and all other securities having equity features, such as convertible notes or notes issued in conjunction with options or warrants; provided that “New Securities” shall not include:

(a) securities issuable upon conversion of the Preferred Stock, or as a dividend or distribution on the Preferred Stock;

(b) shares of Common Stock issued or deemed issued (or options to purchase shares of Common Stock granted) to officers, directors, consultants or employees of the Company, pursuant to a stock option plan approved by the Board;

(c) securities issued in connection with research and development partnerships, licensing, corporate partnering, distribution arrangements, collaborative arrangements or similar transactions approved by the Board; provided that none of the foregoing issuances are primarily for equity financing purposes;

(d) securities to financial institutions or lessors issued in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions approved by the Board; provided that none of the foregoing issuances are primarily for equity financing purposes;

(e) securities issuable to General Atlantic pursuant to Section 2.9 above; and

(f) shares of Common Stock issued or issuable for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, provided that such issuance has been approved by the holders of at least sixty percent (60%) of the combined voting power of the Preferred Stock, voting together as a separate class on an as converted to Common Stock basis.

4.3 Waiver of Right of First Refusal. In the event that the Right of First Refusal in Section 4.1(a) is waived pursuant to Section 5.8 hereof with respect to an issuance of New Securities by the Company, and any Investor that consented to such waiver pursuant to Section 5.8 (a “Waiving Investor”) is nevertheless permitted to purchase any such New Securities, each Investor that is not a Waiving Investor shall be entitled to purchase its Adjusted Pro Rata Share (as defined below) of such New Securities upon the terms and conditions set forth in Section 4.1(a). For purposes of this Section 4.3, an Investor’s “Adjusted Pro Rata Share” of the New Securities subject to the waiver described herein shall be equal to (i) such Investor’s Pro Rata Share of such New Securities multiplied by (ii) the highest percentage of any Waiving Investor’s Pro Rata Share that such Waiving Investor is permitted to purchase. For example, if only one Waiving Investor is permitted to purchase any New Securities and it is permitted to purchase 50% of its Pro Rata Share of the New Securities, each Investor’s Adjusted Pro Rata

Share shall be 50% of its Pro Rata Share. For another example, if one Waiving Investor is permitted to purchase 60% of its Pro Rata Share and another Waiving Investor is permitted to purchase 110% of its Pro Rata Share, each Investor’s Adjusted Pro Rata Share shall be 110% of its Pro Rata Share. This Section 4.3 shall in no way limit General Atlantic’s rights to purchase New Securities pursuant to Section 4.1(b) or Oversubscription Securities pursuant to Section 4.1(a).

4.4 Notices.

In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice (the “Notice”) of its intention, describing the type of New Securities, the price, and the principal terms upon which the Company proposes to issue the same. Each Investor shall have twenty (20) days from the delivery of the Notice to agree to purchase up to the Investor’s Pro Rata Share (and, in the case of General Atlantic, its allocable share pursuant to Section 4.1(b)) plus any Oversubscription Securities for the price and upon the terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities and Oversubscription Securities to be purchased. The consummation of any purchase of New Securities by the Investors may be tolled to the extent necessary pending the receipt of any required regulatory or other governmental approvals.

4.5 Failure to Exercise Right.

In the event an Investor does not elect to purchase all of such Investor’s Pro Rata Share (and, in the case of General Atlantic, its allocable share pursuant to Section 4.1(b)) of the New Securities pursuant to Section 4.1 and such New Securities are not purchased by other Investors, the Company shall have ninety (90) days after the last date on which any Investor’s right to purchase lapsed to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell the New Securities respecting which such Investor’s option was not exercised, at or above the price and upon terms not materially more favorable to the purchasers of such securities than the terms specified in the initial Notice given in connection with such sale. In the event the Company has not sold the New Securities within said 90-day period (or sold and issued New Securities in accordance with the foregoing within ninety (90) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Investors in the manner provided in this Section 4.

4.6 Rights of Affiliated Investors.

For the purposes of this Section 4, Investors who are Affiliates of one or more other Investors shall, at the election of an Investor and one or more such Affiliates, be treated as a group (an “Investor Group”). Members of an Investor Group shall have the right to reallocate the rights granted by this Section 4 among themselves as they determine.

4.7 Assignment.

The Right of First Refusal set forth in this Section 4 may not be assigned or transferred, except that each Investor shall have the right to assign its right to purchase securities under this Section 4 to any Affiliate of such Investor; provided such Affiliate agrees in writing with the Company and the Investors, prior to and as a condition precedent to such transfer, to be bound by all the provisions of Sections 3, 4, 5 and 6 of this Agreement and the Voting Agreement.

4.8 Termination.

Except as provided in Section 4.1(b) above, the rights of first refusal granted under this Section 4 shall terminate on and be of no further force or effect upon the earlier of (i) the effective date of the Company’s registration statement filed in connection with a Qualified Public Offering, and (ii) a Liquidating Transaction (as defined in the Certificate of Incorporation).

SECTION 5. MISCELLANEOUS.

5.1 Entire Agreement; Successors and Assigns.

This Agreement, the Purchase Agreement, the Transaction Agreements (as defined in the Purchase Agreement), the Restated Certificate and the exhibits hereto constitute the entire contract between the Company and the Investors relative to the subject matter hereof. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties. Upon the execution and delivery of this Agreement by the requisite Investors and the Company, the Prior Agreement shall thereafter be of no further force and effect and is hereby amended and restated herein.

5.2 Aggregation of Stock.

All Convertible Securities and Registrable Securities held or acquired by affiliated entities or persons shall be aggregate together for the purpose of determining the availability of any rights under this Agreement.

5.3 Severability and Governing Law.

Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement. THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE DUTIES AND OBLIGATIONS HEREUNDER.

5.4 Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5 Headings.

The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

5.6 Notices.

Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or five (5) days after deposit in the United States mail, by registered or certified mail (or airmail, if notice shall be sent outside the United States), postage prepaid, or two (2) days after delivery to a nationally known air courier company, addressed (i) if to the Company, to the Company’s address as set forth below the Company’s name on the signature page of this Agreement, and (ii) if to an Investor, to such Investor’s address as set forth on Schedule A. Any notice sent outside the United States shall also be telexed or telecopied.

5.7 Attorneys’ Fees.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.8 Amendment of Agreement; Waivers.

Any provision of this Agreement may be amended or waived by a written instrument signed by (i) the Company, (ii) Persons holding at least sixty percent (60%) of the Registrable Securities and (iii) Persons holding at least sixty percent (60%) of the combined voting power of the Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a separate class on an as converted to Common Stock basis; provided, that any amendment or waiver of this Agreement in a manner that adversely affects the rights of the holders of any series of Preferred Stock in manner that is different from other similarly situated holders of any series of Preferred Stock shall also require the written consent of the holders of a majority of the voting power of such adversely affected series of Preferred Stock; provided, further, that any amendment or waiver of this Agreement in a manner that adversely affects any Investor in a manner different from any other Investor shall also require the written consent of the adversely affected Investor; provided, further, that any amendment or waiver of General Atlantic’s rights in Section 2.9 or Section 4.1 or of this proviso, shall also require the written consent of General Atlantic. Any amendment or waiver effected in accordance with this Section 5.8 shall be binding upon the Company and all Holders and each of their respective successors and assigns.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the day and year first above written.

COMPANY:	SONENDO, INC.

	By:	/s/ Bjarne Bergheim
Bjarne Bergheim,
President and Chief Executive Officer

Address:

26051 Merit Circle, Suite 102 Laguna Hills, CA 92653

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

/s/ Bjarne Bergheim
Bjarne Bergheim Address: 26362 Ibeza Road Mission Viejo, CA 92692

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

/s/ Olav B. Bergheim
Olav B. Bergheim

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

/s/ Troy M. Bremer
Troy M. Bremer Address: 47 Sparrowhawk Irvine, CA 92604

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

CPV Holding, LLC

/s/ Andrew B. Cohen

Name: Andrew B. Cohen

Title: Authorized Signatory

Address:

72 Cummings Point Road

Stamford, CT 06902

Email: Andrew.Cohen@CohenPV.com

with a copy to:

Point72, L.P.

72 Cummings Point Road

Stamford, CT 06902

Attn: Peter Goodwin

Email: Peter.Goodwin@Point72.com

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

CVF, LLC

/s/ Richard H. Robb
Richard H. Robb

Address:

222 N. La Salle Street
Suite 200
Chicago, IL 60601

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

FJORDINVEST (CAYMAN) II LTD.

/s/ Olav B. Bergheim
Name: Olav B. Bergheim
Its: Chief Executive Officer

Address:

26051 Merit Circle
Suite 102
Laguna Hills, CA 92653

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

FJORD CAPITAL PARTNERS I, L.P.

By: Fjord Venture Partners I, LLC
Its: General Partner

/s/ Olav B. Bergheim
Olav B. Bergheim
Manager

Address:

26051 Merit Circle, Suite 102
Laguna Hills, CA 92653
Attn: Olav Bergheim

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

FJORD VENTURES LLC

/s/ Olav B. Bergheim
Olav B. Bergheim
President

Address:

26051 Merit Circle, Suite 102
Laguna Hills, CA 92653

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

FJORDINVEST, LLC
a Nevada limited liability company

/s/ Olav B. Bergheim
Olav B. Bergheim
Manager

Address:

c/o Becker Financial
2082 Michelson Drive, Suite 302
Irvine, CA 92612

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

FJORDINVEST (CAYMAN) LTD.

By:	/s/ Olav B. Bergheim
Name: Olav B. Bergheim
Title: Chief Executive Officer

Address:

26051 Merit Circle, Suite 102 Laguna Hills, CA 92653

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

GENERAL ATLANTIC (SOI), L.P.

By: General Atlantic (SPV) GP, LLC, its general partner

By: General Atlantic, LLC its sole member

By:	/s/ Thomas J. Murphy
Name: Thomas J. Murphy
Title: Managing Director

Address:

c/o General Atlantic Service Company, LLC 55 East 52nd Street, 32nd Floor New York, NY 10055 Attention: Gordon Cruess

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

JMR CAPITAL LIMITED

By:	/s/ Grace Rusli

Name:	Grace Rusli
Title:	Vice President

Address:

c/o Kitano Capital
2711 N. Haskell Avenue
Suite 1650
Dallas, TX 75204

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the day and year first above written.

INVESTOR:

MERITECH CAPITAL AFFILIATES IV, L.P.

By:	Meritech Capital Associates IV L.L.C., its General Partner

By:	/s/ Paul Madera
Paul Madera, a managing member

MERITECH CAPITAL PARTNERS IV, L.P.

By:	Meritech Capital Associates IV L.L.C., its General Partner

By:	/s/ Paul Madera
Paul Madera, a managing member

Address:

245 Lytton Avenue, Suite 125 Palo Alto, CA 94301 Attn: Joel Backman Fax: (650) 475-2222

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the day and year first above written.

INVESTOR:

/s/ Hugh Andrew Neuharth
Hugh Andrew Neuharth

Address:

19 White Sail Laguna Niguel, CA 92677

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the day and year first above written.

INVESTOR:

ORBIMED PRIVATE INVESTMENTS IV, LP

By:	OrbiMed Capital GP IV LLC, its General Partner

By:	OrbiMed Advisors LLC, its Managing Member

By:	/s/ Carl Gordon
Name: Carl Gordon
Title: Member

Address:

OrbiMed Private Investments IV, LP OrbiMed Advisors, LLC 601 Lexington Avenue, 54th Floor New York, NY 10022

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

PENSCO Trust Company,
Custodian
FBO Olav Bergheim IRA.

By:	/s/ Sara Estes

Name:	Sara Estes
Title:	Authorized Signatory

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

PERCEPTIVE LIFE SCIENCES MASTER FUND

By:	/s/ James H. Mannix

Name:	James H. Mannix
Title:	C.O.O.

Address:

51 Astor Place, 10th Floor
New York, New York 10003
Attn: Sandeep Dixit

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

SECURITY PACIFIC FINANCE, LTD.

By:	/s/ Ross Cameron

By:	/s/ Sam Ozanne

Address:

c/o RBC Trustees (Guernsey) Ltd.
P.O. Box 48 Canada Court
GYI 38Q St. Peter Port
Guernsey, Channel Islands

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

Meridian Small Cap Growth Fund
By: its Investment Adviser
ArrowMark Colorado Holdings, LLC

By:	/s/ David Corkins

Name:	David Corkins
Title:	Managing Member

ArrowMark Life Science Fund, LP
By: its General Partner
AMP Life Science GP, LLC

By:	/s/ David Corkins

Name:	David Corkins
Title:	Managing Member

ArrowMark Fundamental Opportunity
Fund, L.P.
By: its General Partner
ArrowMark Partners GP, LLC

By:	/s/ David Corkins

Name:	David Corkins
Title:	Managing Member

Lookfar Investments, LLC

By:	/s/ David Corkins

Name:	David Corkins
Title:	Managing Member

Address:
100 Fillmore Street, Suite 325
Denver, CO 80206

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

Broadfin Healthcare Master Fund Ltd.

By:	/s/ Kevin Kotler

Name:	Kevin Kotler
Title:	Director

Address:
300 Park Avenue
25th Floor
New York, New York 10022

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

EW Healthcare Partners Fund 2, L.P.

By:	EW Healthcare Partners Fund 2-GP, L.P., its General Partner
By:	EW Healthcare Partners Fund 2-UGP, LLC, its General Partner

By:	/s/ Martin P. Sutter
Name:	Martin P. Sutter
Title:	Managing Director

EW Healthcare Partners Fund 2-A, L.P.

By:	EW Healthcare Partners Fund 2-GP, L.P., its General Partner
By:	EW Healthcare Partners Fund 2-UGP, LLC, its General Partner

By:	/s/ Martin P. Sutter
Name:	Martin P. Sutter
Title:	Managing Director

Address:
21 Waterway Avenue, Suite 225
The Woodlands, TX 77380

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investors’ Rights Agreement as of the day and year first above written.

INVESTOR:

Redmile Private Investments II, L.P.

By:	/s/ Joshua Garcia
Name:	Joshua Garcia
Title: Chief Financial Officer and Authorized Signatory of Redmile Group, LLC, the managing member of Redmile Private Investments II (GP), LLC, its general partner

Address:

Redmile Private Investments II, L.P.
c/o Redmile Group, LLC
One Letterman Drive
Suite D3-300
San Francisco, CA 94129

[Signature Page to Third Amended and Restated Investors’ Rights Agreement of Sonendo, Inc.]

SCHEDULE A

INVESTORS

Bjarne Bergheim

Troy Bremer

Thomas R. Engels

Daniel and Phyllis Even, Joint Tenants

Fjord Capital Partners I, LP

Fjord Ventures, LLC

Fjordinvest, LLC

Fjordinvest (Cayman) Ltd.

The Stuart and Marianne Foster Trust

Kieran and Mary Ellen Gallahue Revocable Family Trust

Gamla Livförsäkringsaktiebolaget Seb Trygg Liv (publ)

The Huennekens Family Trust dtd 6/14/2007

James R. Margolis and Marja P. Margolis JTWROS

Meritech Capital Affiliates IV, L.P.

Meritech Capital Partners IV, L.P.

Micro, LLC

Gary S. Mocnik Retirement Trust

N5 Investments AS

NeoMed Innovation V L.P.

Hugh Andrew Neuharth

OrbiMed Private Investments IV, LP

The Board of Trustees of the Leland Stanford Junior University (SBST)

TIP-Sonendo Limited

Andrew Wade

DNA 07 Limited

Timwell Corporation Limited

CVF, LLC

Fjordinvest (Cayman) II Ltd.

JMR Capital Limited

Per Magnus Andersson

Security Pacific Finance, Ltd.

Randy W. Garland, DDS, Inc. Cash Balance Plan &Trust

Reid V. Pullen, D.D.S., P.C.

Chad O. Edwards

Marcus Palermo

Pirooz A. Zia

General Atlantic (SOI), L.P.

Perceptive Life Sciences Master Fund

CPV Holdings, LLC

PENSCO Trust Company, Custodian FBO Olav Bergheim IRA.

ArrowMark Fundamental Opportunity Fund, LP

ArrowMark Life Science Fund, LP

Broadfin Healthcare Master Fund, Ltd.

EW Healthcare Partners Fund 2, L.P.

EW Healthcare Partners Fund 2-A, L.P.

Lookfar Investments, LLC

Meridian Small Cap Growth Fund

Redmile Private Investments, II, L.P.